Exhibit 99.1

DeVry Reports Cooperation in Government Inquiry

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--DeVry Inc. (NYSE:DV), a global provider of educational services, reported that earlier this month the Department of Justice, Civil Division, requested that DeVry voluntarily furnish documents and other information regarding its policies and practices with respect to recruiter compensation and performance evaluation. The request was made in order to examine allegations that DeVry may have submitted or caused the submission of false claims or false statements to the U.S. Department of Education. DeVry has informed the Office of the U.S. Attorney for the Northern District of Illinois, which is working with the Department of Justice, that it will cooperate fully with the inquiry and furnish the requested information and documents.

“As part of our long-standing commitment to quality and integrity, we believe that DeVry’s recruiter compensation is structured in accordance with all governing rules and regulations,” said Daniel Hamburger, president and chief executive officer of DeVry. “Since 1982 DeVry has had a comprehensive compliance program to ensure adherence with federal and state regulations and standards. These measures include dedicated regulatory and compliance personnel, standardized policies and procedures, and a system of internal quality control and audit. We look forward to demonstrating to the Government the strength and effectiveness of our compliance program.”

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor’s and master’s degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor’s degree programs in nursing. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry’s future performance, including those statements concerning DeVry’s expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, “Risk Factors,” in DeVry’s most recent Annual Report on Form 10-K for the year ending June 30, 2007 and filed with the Securities and Exchange Commission on August 24, 2007.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
630-574-1949
jbates@devry.com
or
Media Contact:
Bill Strong
312-573-5474
bill@jtpr.com